EXHIBIT 24 - CONSENTS OF EXPERTS AND COUNSEL

                  CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Electronic Systems Technology, Inc.
Kennewick, Washington


We hereby consent to the use of our opinion, dated February 7, 2000 on the financial statements of ELECTRONIC SYSTEMS TECHNOLOGY, INC. for the years ended December 31, 1999 and 1998 in the Form 10-KSB.




ROBERT MOE & ASSOCIATES, P.S.




Spokane, Washington
February 28, 2000